Exhibit 99.1

SILICONBLUE TECHNOLOGIES LTD.

Independent Auditors' Report

The Board of Directors
SiliconBlue Technologies Ltd.:
We have audited the accompanying consolidated balance sheet of SiliconBlue Technologies Ltd. and subsidiaries (the Company) as of December 31, 2010, and the related consolidated statements of operations, redeemable convertible preference shares and shareholders' deficit, and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.
We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of SiliconBlue Technologies Ltd. and subsidiaries as of December 31, 2010, and the results of their operations and their cash flows for the year then ended in conformity with U.S. generally accepted accounting principles.

/s/ KPMG LLP

Santa Clara, California
February 23, 2012

ITEM 1.	FINANCIAL STATEMENTS

SILICONBLUE TECHNOLOGIES LTD.
CONSOLIDATED BALANCE SHEET
(In thousands, except share and per share data)

December 31, 2010
Assets
Current assets:
Cash and cash equivalents	$1,949
Accounts receivable	1,163
Inventory	2,953
Prepaid inventory	1,064
Prepaid expenses and other current assets	90
Total current assets	7,219
Property and equipment, less accumulated depreciation	1,563
Other assets	82
Total assets	$8,864

Liabilities, Redeemable Convertible Preference Shares and Shareholders' Deficit
Current liabilities:
Accounts payable	$622
Accrued and other liabilities	3,225
Capital lease obligation	668
Total current liabilities	4,515
Preferred stock warrants liability	76
Capital lease obligation, net of current portion	651
Total liabilities	5,242
Commitments and contingencies
Redeemable convertible preference shares, $0.0001 par value:
Series A - 65,000,000 shares authorized, 62,611,806 shares issued and outstanding	6,849
Series A-1 - 70,000,000 shares authorized, 69,984,450 shares issued and outstanding	8,992
Series B - 166,000,000 shares authorized, 165,965,147 shares issued and outstanding	24,626
Series C - 190,000,000 shares authorized, 185,025,489 shares issued and outstanding	14,881
Shareholders' deficit:
Ordinary shares, $0.0001 par value, 620,000,000 shares authorized, 8,081,005 shares issued and outstanding	1
Additional paid-in capital	932
Accumulated deficit	(52,659)
Total shareholders' deficit	(51,726)
Total liabilities, redeemable convertible preference shares and shareholders' deficit	$8,864
See Accompanying Notes to Consolidated Financial Statements.

SILICONBLUE TECHNOLOGIES LTD.
CONSOLIDATED STATEMENT OF OPERATIONS
(In thousands)

For the Year Ended December 31, 2010
Revenues	$4,599
Cost of revenues	7,485
Gross loss	(2,886)

Operating expenses
Research and development	6,964
General, administrative, sales, and marketing	7,236
Total operating expenses	14,200
Loss from operations	(17,086)
Interest and other income, net	98
Interest and other expense, net	(243)
Loss before income taxes	(17,231)
Provision for income taxes	—
Net loss	$(17,231)

See Accompanying Notes to Consolidated Financial Statements.

SILICONBLUE TECHNOLOGIES LTD.
CONSOLIDATED STATEMENT OF REDEEMABLE CONVERTIBLE PREFERENCE SHARES AND SHAREHOLDERS' DEFICIT
FOR THE YEAR ENDED DECEMBER 31, 2010
(In thousands, except share and per share data)

	Series A Redeemable convertible preference shares		Series A-1 Redeemable convertible preference shares		Series B Redeemable convertible preference shares		Series C Redeemable convertible preference shares		Ordinary shares
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Additional Paid-in Capital	Accumu- lated Deficit	Total Shareholders' Deficit
Balances, December 31, 2009	62,611,806	$6,849	69,984,450	$8,992	165,965,147	$24,626	—	$—	7,813,021	$1	$599	$(35,428)	$(34,828)
Issuance of Series C redeemable convertible preference shares for cash at $0.0811 per share, net of issuance costs of $100	—	—	—	—	—	—	172,626,395	13,876	—	—	25	—	25
Conversion of convertible notes to Series C redeemable convertible preference shares	—	—	—	—	—	—	12,399,094	1,005	—	—	—	—	—
Exercise of common share options	—	—	—	—	—	—	—	—	267,984	—	3	—	3
Share-based compensation	—	—	—	—	—	—	—	—	—	—	305	—	305
Net loss	—	—	—	—	—	—	—	—	—	—	—	(17,231)	(17,231)
Balances, December 31, 2010	62,611,806	$6,849	69,984,450	$8,992	165,965,147	$24,626	185,025,489	$14,881	8,081,005	$1	$932	$(52,659)	$(51,726)

See Accompanying Notes to Consolidated Financial Statements.

SILICONBLUE TECHNOLOGIES LTD.
CONSOLIDATED STATEMENT OF CASH FLOWS
(In thousands)

For the Year Ended December 31, 2010
Cash flows from operating activities:
Net loss	$(17,231)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,193
Loss on inventory purchase commitment and write-down of inventory and prepaid inventory	3,447
Revaluation of preferred stock warrant liability	(75)
Share-based compensation	305
Non-cash interest expense on convertible notes payable	5
Changes in assets and liabilities:
Accounts receivable	(973)
Inventory	(2,739)
Prepaid inventory	(1,610)
Prepaid expenses and other assets	(78)
Accounts payable	259
Accrued and other liabilities	50
Net cash used in operating activities	(17,447)
Cash flows from investing activities:
Capital expenditures	(210)
Net cash used in investing activities	(210)
Cash flows from financing activities:
Proceeds received from issuance of Series C redeemable convertible
preference shares, net of issuance costs	13,901
Proceeds from issuance of convertible notes	1,000
Proceeds from exercise of share options	3
Payments under capital lease obligations	(1,075)
Net cash provided by financing activities	13,829
Net decrease in cash and cash equivalents	(3,828)
Beginning cash and cash equivalents	5,777
Ending cash and cash equivalents	$1,949
Supplemental disclosures of non-cash investing and financing activities:
Conversion of convertible notes and accrued interest to Series C redeemable convertible preference shares	$1,005
Supplemental cash flow disclosures:
Cash paid for interest	$156
See Accompanying Notes to Consolidated Financial Statements.

SILICONBLUE TECHNOLOGIES LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except share and per share data)

Note 1 - Basis of Presentation and Significant Accounting Policies

KLP International Ltd. (“KLP”), a wholly-owned subsidiary of Kilopass Technology, Inc. (“Kilopass”) was incorporated in the Cayman Islands on May 26, 2005. In July 2005, Kilopass completed a spin-off of all its shares of KLP's ordinary shares in the form of a pro rata dividend to certain Kilopass shareholders. In December 2007, KLP formally changed its name to SiliconBlue Technologies Ltd. (“the Company”). The Company designs, develops and markets a single-chip, ultra-low power Field Programmable Gate Array (“FPGA”) solution for consumer handheld devices. The Company's United States operating subsidiary is located in Santa Clara, California with a Research and Development center in China. Since inception, the Company devoted substantially all of its efforts to developing its initial products and technology, raising capital and recruiting personnel.
The Company does not manufacture silicon wafers, but rather maintains strategic relationships with large semiconductor foundries to source finished silicon wafers in Asia. In addition, all assembly operations and most test operations are performed by suppliers in Asia.
During the year ended December 31, 2010, the Company emerged from the development stage and commenced its planned principal operations and recorded its first significant revenue. From May 26, 2005 (date of inception) through December 31, 2009, the Company had not generated significant revenues from its planned principal operations.
Consolidated Financial Statements

The consolidated financial statements include the accounts of SiliconBlue Technologies Ltd., and its wholly-owned subsidiaries. Intercompany accounts and transactions have been eliminated. The Company's subsidiaries use the U.S. dollar as the functional currency, and as a result, transaction gains and losses are included in the statement of operations.
Use of Estimates

Preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates include the valuation of inventory, purchase commitment liabilities, allowance for doubtful accounts, and the assumptions utilized in arriving at the fair value of warrants liability and share-based compensation expense. Management evaluates its estimates and assumptions on an ongoing basis using historical experience and other factors and adjust these estimates and assumptions when facts and circumstances dictate. As future events and their effects cannot be determined, actual results could differ from those estimates.
Cash and Cash Equivalents

Cash equivalents include short-term investments with original maturities of three months or less at the date of purchase, and readily convertible to cash. Cash equivalents consist primarily of highly liquid investments in money market accounts.
Allowance for Doubtful Accounts

The allowance for doubtful accounts is maintained for estimated losses resulting from the inability of customers to make required payments. The Company reviews the allowance by considering factors such as historical collection experience, credit quality, aging of the accounts receivable balances and current economic conditions that may affect a customer's ability to pay. To date, the Company has not experienced any material bad debts and, therefore, as of December 31, 2010, it has not recorded an allowance for doubtful accounts.

Inventory

Inventory consists of work-in-progress and finished goods. Inventory is stated at the lower of cost (determined using the first-in, first-out method), or market value (estimated net realizable value). The Company writes down the carrying value of the inventory based on historical usage and forecasted demand. These factors are impacted by market and economic conditions, technology changes, new product introductions and changes in strategic direction and require estimates that may include uncertain elements. Actual demand may differ from forecasted demand and such differences may have a material effect on recorded inventory values. The Company recognized a write-down of inventory and prepaid inventory during the year ended December 31, 2010 of $323 and $546, respectively. The write-downs are included in cost of revenues on the accompanying statement of operations.
Net losses on firm purchase commitments for inventory are recognized in accordance with Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") 330 Inventory, whereby losses arising from firm, uncancelable and unhedged commitments for the future purchase of inventory are recognized in the current period. The Company recognized a liability of $2,578 during the year ended December 31, 2010 related to a firm purchase commitment of wafer inventory. The loss is included in cost of revenues on the accompanying statement of operations.
Fair Value of Financial Instruments

The carrying amounts of the Company's financial instruments, accounts receivable and accounts payable approximate their fair values due to their near-term maturities.
Concentration of Credit Risk

Substantially all the Company's cash is deposited in accounts at one financial institution. At times, such deposits may be in excess of insured limits. The Company has not experienced any losses on its deposits of cash.
Accounts Receivable are typically unsecured and are derived from sales of product, principally to technology companies. The company prepares ongoing credit evaluations of its customer's financial condition. Accounts receivable totaled $1,163 as of December 31, 2010. Four customers represented a total of 98% of the accounts receivable balance as of December 31, 2010. Those same four customers represented 91% of total revenues during the year ended December 31, 2010.
Revenue Recognition

The Company derives its revenue primarily from the sales of semiconductor products. The Company recognizes revenue when persuasive evidence of an arrangement exists, delivery has occurred, the price is deemed fixed or determinable and collection is reasonably assured. These criteria are usually met when products are shipped to customers. The Company's provision for sales returns is based on its historical experience. Sales returns from end customers have not been material and the Company currently does not record any reserves for future sales returns. Shipping and handling costs billed to customers are recorded as revenue with a corresponding expense to cost of revenue recorded in the consolidated statement of operations.
Effective January 1, 2010, the Company adopted FASB Accounting Standards Update ("ASU") 2009-13, Revenue Recognition (Topic 605): Multiple Deliverable Revenue Arrangements. ASU 2009-13 amends FASB ASC Subtopic 605-25, Revenue Recognition - Multiple-Element Arrangements, to eliminate the requirement that all undelivered elements have vendor specific objective evidence of selling price ("VSOE") or third party evidence of selling price ("TPE") before an entity can recognize the portion of an overall arrangement fee that is attributable to items that already have been delivered. The overall arrangement fee will be allocated to each element (both delivered and undelivered items) based on their relative selling prices, regardless of whether those selling prices are evidenced by VSOE or TPE or are based on the entity's best estimate of the selling price (“BESP”). The adoption of ASU 2009-13 did not have a material impact on the Company's financial condition and results of operations.
The Company also adopted FASB ASU 2009-14: Certain Revenue Arrangements that include Software Elements effective January 1, 2010. ASU 2009-14 eliminates the non-software components of tangible products and certain related software components where the software and non-software components function together to deliver the tangible product's essential functionality. The Company allocates revenue to all deliverables based on their relative selling prices as evidenced by VSOE, TPE or BESP for multi-element arrangements that include hardware products containing software essential to the hardware product's functionality, undelivered software elements that relate to the hardware product's essential software, and undelivered non-software services. As the software element of the Company's product arrangements is not an essential element of the hardware product's functionality, the adoption of ASU 2009-14 did not have a material financial impact on the Company's financial condition and results of operations.
The Company had certain sales during 2010 that included both semiconductor products and a software license. The Company determines the relative selling price for each element based on a selling price hierarchy. The hierarchy gives the highest priority to VSOE, followed by TPE and then the BESP. As the Company was unable to establish VSOE or TPE, the Company determined its BESP for a semiconductor product or software license by considering several factors including, but not limited to, historical sales price, sales channels, customer type, geography, gross margin objectives, competitive product pricing, and product lifecycle.

Property and Equipment, Net

Property and equipment are stated at cost and depreciated using the straight-line method over the estimated useful lives of the assets, generally three years. Leasehold improvements are amortized over the lesser of the useful life of the improvement or the lease term. Costs of maintenance and repairs that do not improve or extend the lives of the respective assets are expensed as incurred. Upon retirement or sale, the cost and related accumulated depreciation are removed from the balance sheet and any resulting gain or loss is reflected in operating expenses.
Capitalization of Software Licenses Used in Research and Development

Software licenses are purchased from third party vendors and are capitalized when the term of the license approximates or exceeds its estimated useful life, and it can be used in alternative projects. Capitalized costs are amortized to research and development expense over the estimated useful life.
Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between financial statement carrying amounts of existing assets and liabilities and their respective tax basis, and operating loss and credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in the tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is recorded for loss carryforwards and other deferred tax assets where it is more likely than not that such loss carryforwards and other deferred tax assets will not be realized.
In addition, the calculation of tax liabilities involves dealing with uncertainties in the application of complex tax regulations. In accordance with the authoritative guidance on accounting for uncertainty in income taxes, the Company recognizes liabilities for uncertain tax positions based on the two-step process prescribed within the interpretation. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates that it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. The second step is to measure the tax benefit as the largest amount that is more than 50% likely of being realized upon ultimate settlement. Significant judgment is required to evaluate uncertain tax positions. The Company evaluates its uncertain tax positions annually. This evaluation is based on factors including, but not limited to, changes in facts or circumstances, changes in tax law, effectively settled issues under audit, and new audit activity. Any change in these factors could result in the recognition of a tax benefit or an additional charge to the tax provision.

Impairment of Long-Lived Assets

The Company reviews the recoverability of its long-lived assets, primarily property and equipment, when events or changes in circumstances occur that indicate that the carrying value of the asset group may not be recoverable. The assessment of possible impairment is based on the Company's ability to recover the carrying value of the asset group from the undiscounted expected future cash flows of the related operations. If these cash flows are less than the carrying value of such asset, an impairment loss is recognized for the difference between estimated fair value and carrying value. The measurement of impairment requires management to estimate future cash flows and the fair value of long-lived assets. Through December 31, 2010, the Company has not identified any impairment on its long-lived assets.

Product Warranty

The Company provides a one-year limited warranty on all of its products. Estimated future warranty costs are accrued and charged to cost of revenues in the period that the related revenue is recognized. These estimates are derived from historical data and trends of product reliability and cost of repairing and replacing defective products. At December 31, 2010, there have been no returns for warranty and no warranty accrual was deemed necessary.
Research and Development Costs

Research and development costs consist primarily of compensation and related costs for personnel as well as costs related to patent prosecution, materials, supplies and equipment depreciation.
Advertising Expense

All advertising costs are expensed as incurred. The Company did not incur any significant advertising expenses for the year ended December 31, 2010.
Share-Based Compensation

Share-based compensation expense for the year ended December 31, 2010 includes compensation expense for all share-based compensation awards granted on or after January 1, 2006 and is based on the grant-date fair value estimated using the Black-Scholes valuation model. The Company recognizes this expense on a straight-line basis over the options' vesting periods. The Company estimates the grant date fair value of share option awards using the Black-Scholes valuation model, which requires, among other inputs, an estimate of the Company's fair value of the underlying ordinary shares on the date of grant.
The model requires management to make a number of assumptions including expected volatility, expected life, risk-free interest rate and expected dividends. The Company used reported market data from peer group companies to determine volatility. The expected life of the options is based upon the period that its share-based awards are expected to be outstanding prior to exercise. The risk-free interest rate assumption is based on published U.S. Treasury Yield Curve Rates with a remaining term equal to the expected life assumed at the date of grants appropriate for the terms of the Company's share options. The Company does not expect to pay dividends in the foreseeable future.
The Company recorded employee share-based compensation expense of $305 for the year ended December 31, 2010. Accounting for share-based compensation also requires that the Company recognize share-based compensation expense only for the portion of awards expected to vest, based on the Company's estimated forfeiture rate. If the actual number of future forfeitures differs from that estimated by management, the Company may be required to record adjustments to share-based compensation expense in future periods.
The fair value of each employee option grant for 2010 was estimated on the date of grant using the Black-Scholes valuation model with the following assumptions:

Risk-free interest rate	2.25%
Expected term (years)	5.86
Dividend yield	0%
Volatility	62.23%

The Company accounts for share-based compensation arrangements with non-employees using a fair value approach. The fair value of the share options granted to non-employees was estimated using the Black-Scholes valuation model. This model utilizes the estimated fair value of the Company's ordinary shares, the contractual term of the option, the expected volatility of the price of the Company's ordinary shares, risk-free interest rates and the expected dividend yields of the Company's ordinary shares. The fair value of such share options is remeasured annually.
Freestanding Preference Shares Warrants

The Company accounts for freestanding warrants and other similar instruments related to shares that are redeemable in accordance with ASC 480, Distinguishing Liabilities From Equity. Under ASC 480, the freestanding warrants that are related to the purchase of redeemable convertible preference shares are considered liabilities and recorded at fair value. The warrant liability is subject to remeasurement at each balance sheet date and any change in fair value is recognized as a component of interest and other expense, net.
The Company will continue to adjust the warrant liability for changes in fair value until the earlier of (i) the exercise of the warrants, (ii) the occurrence of a liquidation event, in which case the warrants would be liquidated, (iii) expiration of the warrant, or (iv) the completion of an initial public offering, at which time the liabilities will be reclassified to shareholders' equity (deficit). In the event of the expiration of the warrant or an initial public offering, all outstanding redeemable convertible preference share warrants will be automatically converted into a number of shares determined by dividing the aggregate fair value of the shares issuable upon exercise less the aggregate warrant price of such shares by the fair market value of one share.
Recent Accounting Pronouncements

In January 2010, the FASB issued ASU No. 2010-06, Fair Value Measurements Disclosures, which amends Subtopic 820-10 of the FASB Accounting Standards Codification to require new disclosures for fair value measurements and provides clarification for existing disclosure requirements. More specifically, this update will require (a) an entity to disclose separately the amounts of significant transfers in and out of Levels 1 and 2 fair value measurements and to describe the reasons for the transfers; and (b) information about purchases, sales, issuances and settlements to be presented separately (i.e. present the activity on a gross basis rather than net) in the reconciliation for fair value measurements using significant unobservable inputs (Level 3 inputs). This update clarifies existing disclosure requirements for the level of disaggregation used for classes of assets and liabilities measured at fair value and requires disclosures about the valuation techniques and inputs used to measure fair value for both recurring and nonrecurring fair value measurements using Level 2 and Level 3 inputs. The adoption of this guidance is required on January 1, 2011. The Company does not anticipate that the adoption of this statement will materially expand the consolidated financial statement footnote disclosures.
In May 2011, the FASB issued new guidance to amend the accounting and disclosure requirements on fair value measurements. The new guidance limits the highest-and-best-use measure to nonfinancial assets, permits certain financial assets and liabilities with offsetting positions in market or counterparty credit risks to be measured at the net basis, and provides guidance on the applicability of premiums and discounts. Additionally, the new guidance expands the disclosures on Level 3 inputs by requiring quantitative disclosure of the unobservable inputs and assumptions, as well as description of the valuation process and the sensitivity of the fair value to changes in unobservable inputs. The new guidance will be effective beginning January 1, 2012. The adoption of this guidance, which involves presentation and disclosures only, will not impact the Company's consolidated financial statements.
Note 2 - Fair Value Measurements

The Company measures financial assets and liabilities at fair value on an ongoing basis. The guidance defines fair value as an exit price, representing the amount that would be received upon the sale of an asset or paid to transfer a liability in an orderly transaction between market participants. The guidance also establishes a fair value hierarchy which prioritizes the inputs used in measuring fair value. The standard describes three levels of inputs that may be used to measure fair value:
Level 1: Observable inputs, such as quoted prices in active markets for identical assets or liabilities.
Level 2: Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities, quoted prices in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.
Level 3: Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities

The following tables set forth the fair value as of December 31, 2010 of the Company's financial instruments that were measured at fair value on a recurring basis by level within the fair value hierarchy. Assets and liabilities measured at fair value are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. The Company's assessment of the significance of a particular input to the fair value measurement in its entirety requires management to make judgments and consider factors specific to the asset or liability (see Note 6 for fair value measurement inputs):

	Level 1	Level 2	Level 3	Total
Preference share warrant liability	$—	$—	$76	$76

The change in the fair value of the Level 3 warrant liability is summarized below:

Fair value at December 31, 2009	$151
Change in fair value of warrant liability	(75)
Fair value at December 31, 2010	$76

Note 3 - Balance Sheet Components

    Inventory

December 31, 2010
Finished goods	$2,336
Work-in-progress	617
$2,953

The Company has an agreement with a die bank supplier whereby they must prepay for inventory when purchases of in-process die-bank exceed a specified threshold. The Company has $1,064 of inventory deposits that are included in prepaid inventory as of December 31, 2010.

    Property and Equipment, Net

December 31, 2010
Computer equipment and software	$4,296
Equipment	669
Furniture and fixtures	57
Leasehold improvements	26
5,048
Less: Accumulated depreciation and amortization	(3,485)
$1,563

Depreciation and amortization expense for the year ended December 31, 2010 was $1,193. Property and equipment includes $1,963 of assets under capital lease obligations at December 31, 2010. The accumulated amortization of assets under capital leases totaled $720 at December 31, 2010.

Accrued and Other Liabilities

December 31, 2010
Inventory purchase commitment	$2,578
Accrued payroll and related expenses	427
Accrued consulting fees	68
Accrued third-party sales representative commissions	55
Other accrued liabilities	97
$3,225

Note 4 - Notes Payable

In April 2010, the Company issued convertible promissory notes to various individuals in exchange for a total of $300 in proceeds. These notes bore interest at 6% per annum and were due on April 8, 2011. In May 2010, these notes totaling $300 in unpaid principal were converted to 3,704,890 shares of Series C redeemable convertible preference shares in accordance with the original terms of the notes.
In April 2010, the Company issued convertible promissory notes with a distributor of the Company and the Chairman and Chief Executive Officer of the distributor, totaling $500 and $200, respectively. These notes bore interest at 6% per annum and were due on April 8, 2011. In May 2010, these notes totaling $705, in unpaid principal and accrued interest were converted to 8,694,204 shares of Series C redeemable convertible preference shares in accordance with the original terms of the notes.

Note 5 - Redeemable Convertible Preference Shares and Ordinary Shares

Ordinary Shares

The Company's Articles of Association, as amended, authorizes the Company to issue 620,000,000 shares of $0.0001 par value ordinary shares. At December 31, 2010, the Company has reserved the following shares of authorized but unissued ordinary shares:

Conversion of outstanding redeemable convertible preference shares	483,586,892
Series A warrants	2,346,383
Ordinary share warrants	2,500,000
Share options:
Options issued and outstanding	109,253,037
Options available for grant	10,718,389
608,404,701

Each ordinary share is entitled to one vote. The holders of ordinary shares are also entitled to receive dividends whenever funds are legally available and when and if declared by the Board of Directors, subject to the prior rights of holders of all classes of stock outstanding. As of December 31, 2010, no dividends have been declared.
Preference Shares
In May 2010, the Company approved the issuance of up to 190,000,000 shares of newly authorized Series C redeemable convertible preference shares ("Series C"), and subsequently issued 185,025,489 shares at $0.0811 per share for proceeds of approximately $14,900 (including the conversion of approximately $1,000 of convertible notes into Series C), net of issuance costs of $100. In connection with the issuance of Series C, the Company amended its Articles of Association to increase the number of authorized shares of ordinary and preference shares to 620,000,000 shares and 491,000,000 shares, respectively.

The Company's Articles of Association, as amended, authorize the Company to issue 65,000,000, 70,000,000, 166,000,000, and 190,000,000 shares of Series A redeemable convertible preference shares (“Series A”), Series A-1 redeemable convertible preference shares (“Series A-1”), Series B redeemable convertible preference shares (“Series B”), and Series C, respectively.
The following table summarizes the Company's redeemable convertible preference shares:

	Authorized	Shares Issued and Outstanding	Carrying Value	Liquidation Value
Series A	65,000,000	62,611,806	6,849	7,000
Series A-1	70,000,000	69,984,450	8,992	9,000
Series B	166,000,000	165,965,147	24,626	24,762
Series C	190,000,000	185,025,489	14,881	15,006
	491,000,000	483,586,892	55,348	55,768
The rights, preferences and privileges of the Series A, Series A-1, Series B, and Series C are as follows:
Dividends

Holders of Series C are entitled to receive noncumulative dividends at a per share rate of $0.006488 per annum if and when declared by the Board of Directors (adjusted for any stock splits, stock dividends, recapitalization, or similar events), prior and in preference to the Series B, Series A-1, Series A or ordinary share holders. Holders of Series B are entitled to receive noncumulative dividends at a per share rate of $0.011936 per annum if and when declared by the Board of Directors, prior and in preference to the Series A-1, Series A or ordinary share holders. Holders of Series A and Series A-1 are entitled to noncumulative dividends at a per share rate of $0.008944 and $0.010288, respectively, per annum if and when declared by the Board of Directors. These dividends are to be paid in advance of any distributions to ordinary shareholders. Any additional dividends shall be distributed among the holders of Series A, Series A-1, Series B, Series C, and ordinary shares on a pro rata basis determined by the number of ordinary shares then held by each holder (assuming conversion of all Series A, Series A-1, Series B and Series C into ordinary shares). As of December 31, 2010, the Board of Directors has not declared any dividends.
Voting

The holders of each share of redeemable convertible preference shares are entitled to the number of votes equal to the number of ordinary shares into which such preference share is convertible.
Conversion

Each share of Series A, Series A-1, Series B and Series C is convertible, at the option of the holder, at any time, into ordinary shares determined by dividing $0.1118, $0.1286, $0.1492 and $0.0811, respectively, by the conversion price then in effect. The initial conversion price per share of the Series A, Series A-1, Series B and Series C is $0.1118, $0.1286, $0.1492 and $0.0811, respectively. The conversion price is subject to adjustment should the Company issue, at any time after the issuance of Series C, any additional shares without consideration or for a consideration per share less than the applicable conversion price for a series of preference shares in effect immediately prior to the issuance of additional shares. The conversion price for Series A, Series A-1, Series B and Series C has not been adjusted as of December 31, 2010.
Each share of redeemable convertible preference shares will automatically convert into shares of ordinary shares at the then effective conversion price for each such share immediately upon the Company's sale of its ordinary shares in a firm commitment of an underwritten public offering pursuant to a registration statement, the public offering price of which is not less than $0.2433 per share (as adjusted for any recapitalization) with aggregate net proceeds of at least $35 million.
Liquidation

Upon liquidation, dissolution, or winding up of the Company, either voluntary or in voluntary, the holders of

Series C shares are entitled to receive, prior and in preference to any distribution of any of the assets of the Company to the holders of Series B, Series A, Series A-1 and ordinary shares, the amount of $0.0811 per share adjusted for any recapitalization. If, upon occurrence of such event, the assets and funds distributed among the holders of the Series C are insufficient to permit the payment to such holders of the full preferential amount, then the entire assets and funds of the Company legally available for distribution are to be distributed ratably among the holders of Series C in proportion to the preferential amount each holder is otherwise entitled to receive.
After the payment of all preferential amounts to the holders of Series C, all remaining funds and assets of the Company shall be distributed among the holders of Series B, prior and in preference to any distribution of any of the assets of the Company to the holders of Series A, Series A-1 and ordinary shares, the amount of $0.1492 per share adjusted for any recapitalization. If, upon occurrence of such event, the assets and funds distributed among the holders of the Series B are insufficient to permit the payment to such holders of the full preferential amount, then the entire assets and funds of the Company legally available for distribution are to be distributed ratably among the holders of Series B in proportion to the preferential amount each holder is otherwise entitled to receive.
After the payment of all preferential amounts to the holders of Series C and Series B, all remaining funds and assets of the Company shall be distributed among the holders of Series A and Series A-1, prior and in preference to any distribution of any of the assets of the Company to the holders of the ordinary shares, the amount of $0.1118 and $0.1286 per share adjusted for any recapitalization, respectively. If, upon occurrence of such event, the assets and funds distributed among the holders of the Series A and Series A-1 are insufficient to permit the payment to such holders of the full preferential amount, then the entire assets and funds of the Company legally available for distribution are to be distributed ratably among the holders of the Series A and Series A-1 in proportion to the preferential amount each holder is otherwise entitled to receive.
After the payment of all preferential amounts are made to the preference shareholders, all remaining funds and assets of the Company shall be distributed among the holders of the preference shares and holders of the ordinary shares ratably based on the number of ordinary shares held by each, assuming full conversion of all such preference shares into ordinary shares, until the holders of the Series A, Series A-1, Series B and Series C shall have received an aggregate of $0.3354, $0.3858, $0.4476 and $0.2433 per share, adjusted for share splits, share dividends, reclassification and the like, respectively. Thereafter, any remaining assets for distribution shall be distributed on a pro-rata basis among the ordinary shareholders.

Note 6 - Warrants

Ordinary Share Warrants

In May 2010, the Company issued warrants to purchase 2,500,000 shares of ordinary shares at a price of $0.0001 per share in connection with the issuance of Series C. The warrants are exercisable immediately and expire in May 2017. The fair value of the warrants of $25 was estimated using the Black-Scholes option valuation model with the following assumptions: dividend yield 0%, expected volatility of 64%, risk-free rate of 2.6% and contractual life of seven years. The fair value of the warrants were recorded as a “discount” to the Series C carrying amount. The Series C does not have a mandatory redemption date and is not optionally redeemable by the issuer, therefore the initial carrying value of the Series C assigned at the issuance date is not being accreted to the preference amount.
Preference Share Warrants

In conjunction with the issuance of convertible notes in 2005 and 2006, the Company entered into warrant agreements with the holders of the convertible notes where the number of shares to be issued to the holders depends on the issue price of Series A preference shares to be issued by the Company at a later date. The warrants are exercisable after issuance and expire on August 16, 2016.
In August 2006, the Company converted the notes payable into 20,819,812 Series A preference shares at an exercise price of $0.1118 per shares at which time the fair value of the warrants of $226 was estimated using the Black-Scholes option valuation model and the following assumptions: dividend yield 0%, expected volatility of 72%, risk free rate of 4.92% and contractual life according to the remaining term of the warrants. The fair value was recorded as interest expense.
The Company remeasured the fair value of the warrants on December 31, 2010 using the Black-Scholes valuation model and the following assumptions:

Risk-free interest rate	2.13%
Contractual term	5.62
Dividend yield	0%
Volatility	64.96%

Number of shares of Series A	2,346,383
Exercise price per share	$0.1118
Fair value	$76

The Company recorded a benefit of $75 related to the revaluation of preference share warrants to fair value that is included in interest and other income, net for the year ended December 31, 2010. As of December 31, 2010, none of these warrants had been exercised.
Note 7 - Share Option Plan

In 2006, the Company established its 2006 Share Option Plan (the “Plan”) which provides for the granting of share options to employees and consultants of the Company. Options granted under the Plan may be either incentive share options (“ISOs”) or nonqualified share options (“NSOs”). ISOs may be granted only to Company employees (including officers and directors who are also employees). NSOs may be granted to Company employees and consultants. The Company has reserved 120,203,785 ordinary shares for issuance under the Plan.
Options under the Plan may be granted for periods of up to ten years. All options issued to date have had a ten-year life. The exercise price of an ISO and NSO shall not be less than 100% of the estimated fair value of the shares on the date of grant as determined by the Board of Directors. Options generally vest over a four year period, 25% on the first anniversary from the grant date and ratably each month over the ensuing 36-month period, and exercisable for a maximum period of ten years after date of grant. The exercise price of an ISO and NSO granted to a 10% shareholder shall not be less than 110% of the estimated fair value of the shares on the date of grant as determined by the Board of Directors.
Activity under the Company's share option plan is set forth below:

		Options Outstanding
	Shares available for grant	Number of shares	Weighted average exercise price
Balance, December 31, 2009	10,892,515	77,562,569	$0.02
Additional shares reserved	31,784,326	—	—
Options granted	(34,887,609)	34,887,609	0.01
Options exercised	—	(267,984)	0.03
Options canceled	2,929,157	(2,929,157)	0.02
Options subject to re-pricing	77,794,130	(77,794,130)	0.02
Options re-priced	(77,794,130)	77,794,130	0.01
Balance, December 31, 2010	10,718,389	109,253,037	$0.01

Under the Plan, options may include provisions permitting the exercise of the option prior to full vesting. Shares issued upon exercise of unvested options may be repurchased by the Company at the option exercise price in the event of the optionee's separation from service. During 2010, the Company did not issue any shares upon exercise that would be subject to repurchase rights.
Total options vested and expected to vest at December 31, 2010 was approximately 107 million shares with a weighted average remaining contractual life of 7.9 years and weighted average exercise price of $0.01 per share. As a result of the re-pricing of all stock options outstanding to $.01 per share in November 2010, there is no intrinsic value for options vested and expected to vest at December 31, 2010. The weighted average fair value on the date of grant for options granted during the year ended December 31, 2010 was $.01.

Options Outstanding at December 31, 2010			Options Exercisable at December 31, 2010
Number Outstanding	Weighted Average Remaining Contractual LIfe	Weighted Average Exercise Price	Number Vested	Weighted Average Exercise Price
109,253,037	7.92	$0.01	55,850,209	$0.01
The following share-based compensation amounts were included in operating expenses:

Research and development	$105
General, administrative, sales and marketing	200
$305
During the year ended December 31, 2010, the Company granted options to purchase 1.8 million ordinary shares under the Plan to non-employees at a weighted average exercise price of $0.01. The fair value of options estimated on the date of grant to non-employees during the year ended December 31, 2010 was $11. The Company used the Black-Scholes valuation model to value the options with the following weighted average assumptions: dividend yield of 0%, expected volatility of 64%, risk-free interest rate of 2.3% and estimated life of 6 years. Compensation expense related to options granted to non-employees at December 31, 2010 was $6. The fair value of such share options is remeasured annually.
Total unrecognized compensation cost of $540 related to options outstanding at December 31, 2010 will be recognized over a weighted average period of 2.5 years.
No income tax benefit has been recognized relating to stock-based compensation expense.
Modification of Share Options
In November 2010, the Company re-priced all outstanding share options to purchase 77,794,130 shares of ordinary stock at an exercise price of $.01 per share. The Company has accounted for the re-pricing as a modification under ASC 718, "Compensation - Stock Compensation". The modification resulted in incremental share-based compensation of $172, of which $111 was recognized during the year ended December 31, 2010 and is included in the $305 of share-based compensation expense. The remaining amount will be recognized over the remaining vesting period of outstanding options.
Note 8 - Income Taxes

The benefit for income taxes differs from the amount of income tax determined by applying the applicable U.S. statutory federal income tax rate (the jurisdiction in which most operations are located) to pre-tax loss as a result of the following differences:

Computed income tax benefit at the statutory rate	$(5,857)	34%
Adjustments for tax effects of:
State taxes, net	—	—%
Research and development credits	(203)	1%
Foreign taxes and rate differential	3,821	(22)%
Permanent items	144	(1)%
Valuation allowance	1,947	(11)%
Other	148	(1)%
Income tax benefit	$—	—%

ASC 740, Income Taxes, provides for the recognition of deferred tax assets if realization of these assets is more likely than not. The Company evaluates both positive and negative evidence to determine if some or all of the deferred tax assets should be recognized on a quarterly basis. Based on the available objective evidence, management believes it is more likely than not that the net deferred tax assets will not be fully realized. Accordingly, the Company has provided a full valuation allowance against its net deferred tax assets at December 31, 2010. The net change in the valuation allowance increased $3,215 during the year ended December 31, 2010.

Deferred tax assets consist of the following:

Net operating loss carryforwards	$7,098
Research and development credits	1,186
Accruals and reserves	254
Depreciation and amortization	486
Share-based compensation expense	27
Total deferred tax assets	9,051
Less: Valuation allowance	(9,051)
Net deferred tax assets	$—

As of December 31, 2010, the Company had net operating loss carryforwards of approximately $16,747 for federal purposes and $15,886 for state purposes. If not utilized, these carryforwards will expire in 2027 through 2030 for federal purposes and 2015 through 2030 for state purposes.

As of December 31, 2010, the Company has research and development credit carryforwards of approximately $744 for federal purposes and $845 for California purposes. If not utilized, the federal carryforward will expire in 2025 through 2030. The California credit carryforward will not expire.

The Tax Reform Act of 1986 and similar California legislation impose substantial restrictions on the utilization of net operating losses and tax credits carryforwards and may be subject to substantial annual limitation in the event that there is a change in ownership as provided by Section 382 on the Internal Revenue Code and similar state provisions. Such a limitation could result in the expiration of the net operating losses and tax credits carryforwards before utilization.

Effective January 1, 2009, the Company adopted new accounting guidance for income taxes, which clarifies the accounting for uncertainty in income taxes recognized in an enterprise's financial statements and prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The Company is now required to recognize in the financial statements the impact of a tax position, if that position is more likely than not of being sustained on audit, based on the technical merits of the position. The opening balance of retained earnings was not effected by the cumulative effect of adopting the new guidance as a change in accounting principle.

The Company's total unrecognized tax benefit is approximately $512 as of December 31, 2010. None of these benefits had an impact on the effective tax rate. The Company did not recognize any amount of interest and penalties associated with unrecognized tax benefits. The Company does not believe there will be a material change in its unrecognized tax positions over the next 12 months.

The Company files income tax returns with the United States federal government, California, Korea, Japan and China. The Company's tax years ending December 31, 2005 through December 31, 2010 remain open in most jurisdictions. These years are effectively open due to net operating losses and tax credits unutilized from such years.

The following table summarizes the changes to unrecognized tax benefits for the year ended December 31, 2010:

Balance, December 31, 2009	$292
Additions based on tax positions related to current year	140
Additions based on tax positions of prior years	81
Reductions for tax positions of prior years	(1)
Settlements	—
Reduction as a result of lapse of applicable statute of limitations	—
Balance, December 31, 2010	$512

Note 9 - Commitments and Contingencies

Leases

The Company leases office space under various noncancelable operating leases that expire at various dates through 2012. Rent expense was $289 for the year ended December 31, 2010. The Company has also acquired software under capital lease arrangements.
Future minimum lease payments under noncancelable operating and capital leases as of December 31, 2010 are as follows:

Year ending December 31,	Operating Leases	Capital Leases
2011	$216	$700
2012	18	750
Total minimum lease payments	$234	1,450
Less amounts representing interest		(131)
Present value of minimum lease obligations		1,319
Less: Current portion of capital lease obligations		(668)
Capital lease obligations, net of current portion		$651

Firm Purchase Commitment

During the year ended December 31, 2010, the Company recognized a loss of $2,578 on a noncancelable firm purchase commitment of wafers that were to be used under a customer program throughout 2011 and 2012. Forecasted sales under the customer program are not sufficient as of December 31, 2010 to realize the cost of the inventory, and therefore a liability has been recorded for the unrealizable portion of the firm purchase commitment.

Contingencies

From time to time, the Company may have certain contingent liabilities that arise in the ordinary course of its business activities. The Company accrues a liability for such matters when it is probable that future expenditures will be made and such expenditures can be reasonably estimated in accordance with ASC 450, Contingencies. There are no such pending claims at December 31, 2010.
Note 10 - Related Party Transactions

During 2010, the Company recorded sales to an investor of the Company. Revenues related to the investor totaled $1,278 during 2010.  This amount is included within revenues on the consolidated statement of operations. At December 31, 2010, $174 was due from the investor, which is included within accounts receivable on the consolidated balance sheet.
A supplier of wafers, mask sets, and engineering services to the Company is also a Series C investor. The Company paid the supplier a total of $6,864 during the year ended December 31, 2010. At December 31, 2010, prepaid inventory with this Series C investor amounted to $1,064.

Note 11 - Subsequent Events

Notes Payable
In January 2011, the Company entered into a loan and security agreement with the same financial institution providing for a revolving credit facility for $4,000 to finance the Company's eligible accounts receivable. Borrowings under the revolving line of credit bear interest ranging from 3.65% to 4.75% annually or the bank's prime rate plus 0.3% to 1.5% depending on the nature of financed receivables, whichever is greater. The borrowings under the credit facility are collateralized by all of the Company's assets except intellectual property. The accounts receivable line of credit expires on January 14, 2013.
Upon entering into the revolving line agreement, the Company issued a warrant to purchase 1,352,951 shares of Series D redeemable convertible preference shares at a price of $0.05913 per share. The warrant is exercisable immediately and expires in January 2021.
In February 2011, the Company entered into a loan and security agreement with a financial institution pursuant to which the bank agreed to loan the Company up to $3,000 in two tranches of $1,500. The first tranche was available immediately and the second tranche was available upon meeting certain financial milestones. In February 2011, the Company drew down $1,500 of the loan facility. The second tranche expired in June 2011. The loan is repayable over 36 months, and the interest rate is 5.75% per annum. An additional $45, representing 3% of the draw down, will be due as a final payment at the end of the loan term on February 1, 2014. The borrowings are collateralized by all of the Company's assets except intellectual property.
In connection with the loan and security agreement, the Company issued a warrant to purchase 2,029,426 shares of Series D redeemable convertible preference shares at a price of $0.05913 per share. The warrant is exercisable immediately and expires in February 2021.
Promissory Note
In April 2011, the Company issued promissory notes in exchange for a total of $1,000 in cash. These notes bore interest at 6% per annum and were due on June 6, 2011. In May 2011, these notes totaling $1,000 in unpaid principal and accrued interest were exchanged for 17,010,538 shares of Series D redeemable convertible preference shares.
Series D Redeemable Convertible Preference Shares
In May 2011, the Company approved the issuance of up to 310,000,000 shares of newly authorized Series D redeemable convertible preference shares ("Series D") and issued 186,030,781 shares of Series D at $0.05913 per share for proceeds of approximately $10,900, net of issuance costs of approximately $122 (“Initial Closing”). The terms of the Series D purchase agreement included a second closing with the same investors to purchase an additional $7,000 on January 31, 2012 (“Second Closing”). As a result of the sale of the Company in December 2011, the Second Closing was not completed. In connection with the issuance of Series D, the Company amended its Articles of Association to increase the number of authorized shares of ordinary and preference shares to 990,000,000 shares and 795,933,275 shares, respectively.
Holders of Series D are entitled to receive noncumulative dividends at a per share rate of $0.004730 per annum if and when declared by the Board of Directors (adjusted for any stock splits, stock dividends, recapitalization, or similar events), prior and in preference to the Series C, Series B, Series A-1, Series A or ordinary share holders. Upon liquidation, dissolution, or winding up of the Company, either voluntary or in voluntary, the holders of Series D are entitled to receive, prior and in preference to any distribution of any of the assets of the Company to the holders of Series C, Series B, Series A, Series A-1 and ordinary shares, the amount of $0.076869 per share adjusted for any recapitalization. Each holder of Series D shall be entitled to the number of votes equal to the number of shares of ordinary share into which such shares of series D could be converted.
Each share of Series D is convertible, at the option of the holder, at any time, into shares of ordinary shares determined by dividing $0.05913 by the conversion price. The initial conversion price per share of the Series D is $0.05913. Each share of Series D will automatically convert into shares of ordinary shares at the then effective conversion price immediately upon the Company's sale of its ordinary shares in a firm commitment of an underwritten public offering pursuant to a registration statement, the public offering price of which is not less than $0.1774 per share (as adjusted for any recapitalization) with aggregate net proceeds of at least $35,000.

Upon liquidation, after the payment of all preferential amounts are made to the preference shareholders, all remaining funds and assets of the Company shall be distributed among the holders of the preference shares and holders of the ordinary shares ratably based on the number of ordinary shares held by each, assuming full conversion of all such preference shares into ordinary shares, until the holders of the Series A, Series A-1, Series B, Series C and Series D shall have received an aggregate of $0.3354, $0.3858, $0.4476, $0.2433, and $0.23652 per share, adjusted for share splits, share dividends, reclassification and the like, respectively. Thereafter, any remaining assets for distribution shall be distributed on a pro rata basis among the ordinary shareholders.
Sale of Business
On December 9, 2011, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Lattice Semiconductor Corporation, a Delaware corporation (“Lattice Corp.”), Lattice Semiconductor, Ltd., a Bermuda exempted company and a wholly-owned subsidiary of Lattice Corp. (“Lattice Ltd.”), Aff Inv Acquisition Corporation, a Cayman Islands exempted company and a wholly-owned subsidiary of Lattice Ltd. (“Merger Sub”), and Fortis Advisors LLC, as the representative for the Company's securityholders.  On December 16, 2011, in accordance with the Merger Agreement, Merger Sub was merged with and into the Company, and the Company became a wholly-owned subsidiary of Lattice Ltd. and an indirect subsidiary of Lattice Corp. The purchase price, consisting entirely of cash, was $63,248.